Exhibt 5.1
                             Foley, Hoag & Eliot LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                  617-832-1000

                                  June 26, 2001

Vermont Pure Holdings, Ltd.
P.O. Box C
Route 66, Catamount Industrial Park
Randolph, VT 05060

Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed concurrently with the Securities and Exchange Commission by Vermont Pure Holdings, Ltd., a Delaware Corporation (the "Company"), relating to 2,440,000 shares of the Company's common stock, $.001 par value per share (the "Common Stock") issuable pursuant to the Company's 1998 Incentive and Non-statutory Stock Option Plan, the Company's 1999 Employee Stock Purchase Plan and the Company's Fallon Stock Option Plan (collectively, the "Plans").

     We are familiar with the Company's Certificate of Incorporation, its Bylaws, the records of all meetings and consents of its Board of Directors and of its stockholders, an its stock records. We have examined such other records and documents as we deemed necessary or appropriate for purposes of rendering this opinion.

     Based upon the foregoing, we are of the opinion that:

     With respect to the Common Stock, (a) the Company has corporate power adequate for the issuance of such Common Stock to be issued pursuant to the Plans, (b) the Company has taken all necessary corporate action required to authorize the issuance and sale of such Common Stock, and (c) when certificates for such Common Stock have been duly executed and countersigned, and delivered against due receipt of the exercise price for such Common Stock as described in the Plans, such Common Stock will be validly and legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the S-8 Registration Statement.

                                                     Very truly yours,

                                                     FOLEY, HOAG & ELIOT LLP



                                                     By      /s/ Dean F. Hanley
                                                        ------------------------
                                                                 A Partner